Exhibit (h)(28)(v)
Amendment to Participation Agreement
Among
Great-West Life & Annuity Insurance Company,
Great-West Life & Annuity Company of New York,
PIMCO Variable Insurance Trust, Pacific Investment Management Company LLC, and PIMCO Investments LLC
Great-West Life & Annuity Insurance Company and Great-West Life & Annuity Insurance Company of New York (collectively, the “Company”), on its behalf and on behalf of certain Separate Accounts of the Company, PIMCO Variable Insurance Trust (the “Trust”), and Pacific Investment Management Company LLC (the “Adviser”), and PIMCO Investments LLC (the “Distributor”), have previously entered into a Participation Agreement dated March 1, 2004, as amended (the “Agreement”).  The parties now desire to further amend the Agreement by this amendment (the “Amendment”).
Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement, as amended, shall have the same meaning in this Amendment.
A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.
All references to “Administrative Class shares” in the Agreement and its subsequent amendments are hereby deleted and replaced with “Administrative Class, Advisor Class, and Institutional Class shares”.
2.
Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.
3.
All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed and effective as of August 19, 2022.

PROTECTIVE LIFE INSURANCE COMPANY, as administrator on behalf of GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY and each Separate Account:

By: __/s/ Steve Cramer____________________________

Name: _Steve Cramer______________________________

Title: __Chief Product Officer – Retirement Division_____
PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY, as administrator on behalf of GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK and each Separate Account:

By: ___/s/ Steve Cramer _____________________________

Name: __ Steve Cramer _____________________________

Title: ___ Chief Product Officer – Retirement Division ____
PIMCO VARIABLE INSURANCE TRUST
By: ____/s/ Eric Johnson_________________________

Name: __Eric Johnson___________________________

Title: ___President_____________________________
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By: ___/s/ Eric Sutherland____________________________

Name: __Eric Sutherland_____________________________

Title: ___Managing Director__________________________
PIMCO IMVESTMENTS LLC

By: ____/s/ Eric Sutherland_______________________

Name: __Eric Sutherland_________________________

Title: ___President_____________________________

Schedule B

The term “Designated Portfolio” of the Trust will include any currently offered class of any Portfolio of the Trust, as noted below, as well as any Portfolio of the Trust or any share class of any Portfolio created subsequent to the date hereof.

PIMCO Variable Insurance Trust: All Portfolios offering Administrative Class, Advisor Class and/or Institutional Class shares.